Exhibit 99.1

American Standard Energy Corporation to Sell Producing Non-Op Properties and Undeveloped Leasehold in the Bakken/Three Forks Formations

American Standard Energy Corporation has retained E-Spectrum Advisors, an affiliate of Energy Spectrum Advisors Inc., to sell certain producing non-operated working interest properties and undeveloped leasehold targeting the Bakken/Three Forks formations. The Company will entertain separate offers for the non-operated producing properties and the undeveloped leasehold.

The non-operated producing properties include ownership in approximately 184 horizontal producing wells with a 6.5% working interest (4.9% net revenue interest) across 40,765 gross / 6,202 net acres. The properties span seven counties in North Dakota including Mountrail, Williams, Burke and Divide. The first month of projected net production is 220 barrels of oil equivalent (BOE) per day. Net cash flow for the same month is approximately $380,000. Approximately 45 additional wells are in various stages of completion. American Standard’s deep upside inventory includes 165 quantified upside locations (75% Proved) and hundreds of unquantified infill locations. Primary operators include Continental, Oasis, Marathon, and Statoil.

The undeveloped leasehold position includes 42,322 gross / 18,731 net acres across 11 counties in North Dakota and Montana including Mountrail, Williams, McKenzie, Burke, and Divide Counties. There are one to three years remaining on the primary term for most of the leases.

The online data room is open. Bids are due October 28. Contact Patrick George, 214-987-6129, patrick.george@energyspectrum.com

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by the Company. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s filings with the SEC. The Company’s filings with the SEC may be found at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.